Exhibit 99.1

For Immediate Release	Contact: Chris Ahearn	Contact: Julie Yenichek
August 20, 2010	Lowe’s Companies, Inc.	Lowe’s Companies, Inc.
	704-758-2304 chris.c.ahearn@lowes.com	704-758-4364 julie.v.yenichek@lowes.com

LOWE’S NAMES RAUL ALVAREZ TO ITS BOARD OF DIRECTORS
Board of Directors Expands to Twelve

MOORESVILLE, N.C. -- Lowe’s Companies, Inc. (NYSE: LOW) announced today the appointment of Raul Alvarez, 55, to its board of directors. He will serve on the board’s governance and audit committees. With today’s announcement, Lowe’s board of directors increases to 12 members, 11 of which are independent directors.

Alvarez served as President and Chief Operating Officer of McDonald’s Corporation from 2006 until his retirement in December 2009. He joined McDonald’s in 1994 and held a variety of leadership positions during his tenure, including President of the North America and U.S. divisions as well as President of McDonald’s Mexico. Before joining McDonald’s, Alvarez held several leadership positions at both Wendy’s International, Inc. and Burger King Corporation.

Alvarez received a bachelor’s degree in business administration from the University of Miami.  He serves on the board of directors of Eli Lilly and Company and was most recently on the board of the National Retail Federation, Inc.

“Raul Alvarez brings over 30 years of retail and consumer marketing experience with some of the world’s best known brands,” said Robert A. Niblock, chairman and CEO.  “His background in these areas, along with his international perspective and strategic planning, is highly valuable to our board.”

With fiscal year 2009 sales of $47.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 15 million customers a week at more than 1,700 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.